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                              (EDISON SCHOOLS LOGO)

FOR IMMEDIATE RELEASE NOVEMBER 14, 2003


Contact: Adam Tucker
        VP, Communications
        212.419.1602


                     MERGER TO TAKE EDISON PRIVATE COMPLETE


NEW YORK, November 14, 2003 --- Edison Schools (Nasdaq: EDSN), the nation's leading public school partner, announced that it has completed its merger to take the company private with a company formed by H. Christopher Whittle, Edison's Founder and Chief Executive Officer, and an affiliate of Liberty Partners, a New York based private equity fund. Edison will be privately held, and Edison's shares will no longer be listed on Nasdaq. Edison's stockholders are entitled to receive $1.76 for each share of Edison common stock they owned as of the closing merger.

About Edison Schools

Founded in 1992, Edison partners with school districts, charter boards, and community groups to raise student achievement through its research-based school design, aligned assessment systems, interactive professional development, integrated use of technology and other proven program features. Edison students are achieving annual academic gains well above national norms. Edison Schools now serves more than 132,000 public school students in over 20 states through four different business channels: (1) the management of schools for school districts, (2) charter schools, (3) summer and after-school programs, and (4) achievement management solutions for school systems. The Company operates 130 full-year schools and 200 summer schools.

Between 1992 and 1995 and in ongoing efforts, Edison's team of educators and scholars conducted research to develop its school design and support systems. Edison opened its first four schools in August 1995 and has grown in every subsequent year. For more information, please visit www.edisonschools.com.


Any statements in this press release and any other press release issued by Edison on or about the date hereof about future expectations, plans and prospects for Edison, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk factors discussed in our most recent quarterly report filed with the SEC. The forward-looking statements included in this press release represent Edison's estimates as of November 14, 2003. Edison anticipates that subsequent events and developments will cause its estimates to change. While Edison may elect to update these forward-looking statements at some point in the future, Edison specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Edison's estimates or views as of any date subsequent to November 14, 2003.